Exhibit 99.2

Remarks of Bernard P. Aldrich

Rimage Corporation 2nd Quarter 2007 Conference Call

July 25, 2007

▪	Good afternoon and thank you for taking the time to participate in our second quarter earnings conference call.
▪	Joining me today is Rob Wolf, our chief financial officer, who will review our recent operating results in some detail.
▪	Also with us is Manny Almeida, our chief operating officer, and Dave Suden, our chief technology officer
▪	We will be pleased to take your questions at the conclusion of our opening remarks.
▪

Since Regulation FD prohibits us from providing any forward-looking statements unless they are simultaneously released to the public, we have provided financial guidance for the third quarter of 2007 in this afternoon’s earnings release.

▪	It is important to understand that this guidance is subject to a number of risks that could affect our anticipated performance.
▪	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.
▪	Turning now to the subject of this conference call, second quarter sales totaled $25.5 million, up slightly from $25.3 million in the year-earlier period.
▪	Second quarter earnings came to $2.9 million or $0.28 per diluted share, compared to $3.4 million or $0.33 per diluted share in the second quarter of 2006.
▪	Our earnings for the current period were reduced by a pre-tax charge of approximately $500,000 for tooling impairment and an inventory write down related to the low-end 360i product line.
▪	This charge was necessitated by slow sales of the 360i line.
▪	Our second quarter performance benefited from significant orders placed by two major national retailers.
▪	As previously reported, we received an order in April totaling $8.0 million for our high-end Producer disc publishing systems and related multi-year maintenance service.
▪	Then, in June, another national retailer placed a $6.5 million order for a storewide rollout of Rimage’s Producer systems, replacement disc surface printer ribbons and multi-year maintenance service.
▪	Of this $14.5 million in retail orders, we recognized revenues of approximately $3.8 million related to the system hardware and consumable supply components of both orders in the second quarter.
▪	The maintenance component of these orders will be recognized over a multi-year period, starting in this year’s third quarter.

▪

The on-demand publishing of customers’ photos on discs is expected to be the initial application for these systems, but this equipment is capable of supporting multiple retail applications, including video and music on-demand.

▪	We believe these large orders are a further indication that Rimage’s advanced disc publishing technology is becoming the retail industry standard.
▪

Beyond the positive near-term impact on Rimage’s operating results, our expanding base of retail installations is expected to generate growing volumes of recurring revenues in the form of consumable supplies in future periods.

▪	I also want to note that sales generated by our global distribution channel were below planned levels in the second quarter.
▪	We believe customers are delaying purchasing decisions due to uncertainties regarding the course of the economy.
▪	Even so, we intend to further strengthen our distribution channel by hiring additional field sales representatives.
▪	Now, for the next few minutes, I would like to briefly discuss the share buyback announced in this morning’s release and the reasoning that led our board of directors to their decision.
▪	We have realized for some time that it was necessary to more actively manage our growing cash reserves, which are approaching $90 million.
▪	However, as a conservatively managed company, we deemed it necessary to approach this subject, like everything else we undertake, with due caution and careful analysis.
▪	Toward this end, we have been evaluating various cash management alternatives, including the payment of a dividend, making strategic acquisitions and buying back shares.
▪	Regarding a dividend, our studies show that only 7% of all small-cap companies in our general industry sector currently pay a dividend.
▪

This probably reflects the fact that the vast majority of small-cap companies in the technology arena do not want to commit significant amounts of cash, on an ongoing basis, to support a truly meaningful quarterly dividend.

▪	Neither do we, and, in our view, a quarterly dividend of a few pennies per share is not meaningful or worthwhile to our shareholders.
▪	Consequently, we were left with three alternatives...buying back shares or making strategic acquisitions, or both.
▪	We have elected to pursue both.
▪	Consequently, we announced a 500,000 share repurchase plan in this afternoon’s release.
▪	Under this plan, we will buy back Rimage common shares in the open market on an opportunistic basis, depending upon market factors and other considerations.
▪	At the same time, we intend to actively pursue strategic acquisitions that can further strengthen or expand our business.

▪	We are looking for opportunities for broadening our existing product lines and services, or adding a new related product line or technology.
▪	In either case, any potential acquisition will have to meet three criteria.
▪	First, it must possess a general degree of synergy with our current business, enabling the acquisition to leverage our core competencies in software, printing or robotics.
▪	Second, the price of any acquisition must be right, meaning that we will not incur an undue degree of earnings dilution.
▪	Stated simply, we are looking for strategic opportunities that make long-term financial and business sense that will further enhance shareholder value.
▪	Finally, a potential acquisition must have a strong management team willing to work for Rimage’s long-term success.
▪	The management team must possess the ability to drive both revenue and profitability at Rimage’s historic levels.
▪	At this time, no acquisition is imminent, and we are not working under any schedule or time line.
▪	However, we are currently evaluating a number of prospects.
▪	Now, I will turn to the financial guidance contained in this afternoon’s release.
▪

In the third quarter, we expect to recognize revenues of approximately $8 million for the system hardware and consumable components of both retail orders, together with a pro-rated share of maintenance revenues.

▪	Reflecting our large retail backlog, we are forecasting earnings of $0.35 to $0.40 per diluted share on revenues of $29 to $31 million for the third quarter of 2007 ending September 30.
▪	Sales and earnings at this level would make the third quarter a strong period for Rimage.
▪	Thank you. Now Rob Wolf will review our second quarter results in some detail.

Remarks of Robert M. Wolf

Rimage Corporation 2nd Quarter 2007 Conference Call

July 25, 2007

▪	Thanks, Bernie
▪	First, I will run through a few highlights about our second quarter sales.
▪

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 5% in the second quarter of 2007 and accounted for 47% of sales, compared to 45% in the second quarter of 2006.

▪	International sales increased 2% in the second quarter and accounted for 34% of total sales, unchanged from the second quarter of 2006.
▪	Our European operation generated the majority of international sales, but sales in Asian markets increased 27% in the second quarter, reflecting intensified sales efforts in this region.
▪	Currency effects increased worldwide sales by 2% in the second quarter of 2007.
▪	Rimage’s gross margin was 45% in this year’s second quarter, unchanged from the first quarter and down slightly from 46% in the second quarter of 2006.
▪	Our second quarter gross margin was affected by the previously mentioned charge of approximately $500,000 related to the 360i product line.
▪	Our gross margin in the third quarter of 2007 is expected to be at or near the second quarter level.
▪	Moving down the P&L, second quarter R&D expense came to $1.4 million, down from $1.6 million in the first quarter and $1.7 million in the year-earlier period.

▪	The sequential quarterly and year-over-year reductions in R&D resulted from the completion of an R&D initiative.
▪	R&D spending in the third quarter of 2007 is forecasted to be at or near the second quarter level.
▪	Selling, general and administrative expense, which includes stock compensation expense, totaled $6.3 million, up from $5.8 million in the first quarter and $5.0 million in the second quarter of 2006.
▪	The second quarter increase in SG&A resulted primarily from further strengthening of Rimage’s sales and marketing organization.
▪	We believe third quarter SG&A should be at or near the second quarter level.
▪	Our second quarter income tax as a percentage of pre-tax income was 34%, compared to 33% in the first quarter and 39% in last year’s second quarter.
▪

The year-over-year decline in our second quarter tax rate was due primarily to higher tax-exempt interest income. For this year’s third quarter, we believe our income tax as a percentage of pre-tax income will be at or near the second quarter level due, again, to our strategic decision to invest a substantial portion of our cash reserves in tax-exempt securities.

▪	Turning now to our balance sheet, Rimage is continuing to generate significant cash flows from internal operations.
▪	Cash and investments rose to $86.9 million at the end of this year’s second quarter, up from $83.5 million at the end of the first quarter and $77.4 million at December 31, 2006.
▪	Finally, stockholders’ equity increased to $104.1 million at June 30, 2007, up from $100.3 million at March 31, 2007 and $95.5 million at December 31, 2006.
▪	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.